Exhibit 99.2

FEBRUARY 18, 2004

PRESS RELEASE

SAUER-DANFOSS INC. REPORTS FOURTH QUARTER 2003 RESULTS

•                  Fourth Quarter Revenues Confirm Strong Sales Growth in 2003

•                  Earnings Impacted by Restructuring and Other Costs

•                  Increasing Optimism for 2004

CHICAGO, Illinois, USA, February 18, 2004—Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) today announced its financial results for the fourth quarter ended December 31, 2003.

FOURTH QUARTER REVIEW

Fourth Quarter Results Impacted by Restructuring Charges and Other Costs

The Company reported a net loss for the fourth quarter of $8.0 million, or $0.17 per share, compared to a net loss for the fourth quarter 2002 of $1.7 million, or $0.04 per share.  Fourth quarter 2003 results were impacted by pre-tax charges of $5.7 million, or $0.08 per share after tax, related to restructuring costs from plant closures, and $2.8 million, or $0.04 per share, related to margin loss from the weaker US dollar and field recall costs.  In addition, the 2003 results were negatively impacted by investing in new common business systems and the initial implementation of Sarbanes-Oxley compliance procedures.  Fourth quarter 2002 results were impacted by a pre-tax charge of $1.2 million, or $0.02 per share, relating to product line rationalization.

“As we previously announced, our fourth quarter earnings were negatively impacted by a significant level of extraordinary costs,” said David Anderson, President and Chief Executive Officer.  “The restructuring involving the closure of our West Branch, Iowa, plant is substantially completed.  As we mentioned in our third quarter release, the implementation costs of a common business system will run at $0.08 to $0.10 per share annually for the next two to three years.  We will also incur $0.02 to $0.03 per share of one-time costs related to Sarbanes-Oxley compliance for the entire year 2004,” continued Anderson.

Sales Gains Continue to Outpace Market Growth

Net sales for the fourth quarter increased 19 percent to $262.5 million, compared to sales for the fourth quarter 2002 of $221.2 million.   Excluding sales from

Executive Office: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069

acquisitions completed in 2003 and the impact of currency translation rate changes, sales increased 7 percent over the prior year period.  Sales advanced 12 percent in the Americas and, excluding the impact of acquisitions and currency fluctuations, were flat in Europe and up 23 percent in Asia-Pacific.

All operating segments contributed to the sales increase year over year, excluding the impact of acquisitions and currency.  Propel sales increased 10 percent, followed by Work Function sales, which increased 6 percent, and sales of Control products, which increased 1 percent over the same quarter in 2002.

Anderson commented, “Our real sales growth of 7 percent continues to outgrow our markets, which were up approximately 5 percent.  Level sales in Europe are in contrast with the continuing strong growth in the Americas and Asia Pacific regions.   Both our OEM and distribution customers contributed to our increase in sales.”

Orders Up, Backlog Level with Prior Year

Orders received for the fourth quarter 2003 were $305.5 million, up 22 percent from the same period last year, and up 11 percent excluding acquisitions and the impact of currency exchange rate fluctuations.

Total backlog at the end of the year 2003 was $408.6 million, up 7 percent from the end of 2002.  Excluding acquisitions and currency impact, backlog was level with last year.

Anderson continued, “The increase in orders over the prior year of 11 percent is beginning to reflect a growing strength in our served markets, which does not show up in our backlogs due to a reduction in customer lead times.   This recent strength in new orders has continued and accelerated in 2004 and is further supported by a variety of leading indicators and optimism among our major customers.”

TWELVE MONTH REVIEW

Full Year Sales Increase over Prior Year

Net sales for the twelve months were $1.13 billion, an increase of 19 percent over sales of $952.3 million for 2002.  On a comparable basis, excluding acquisitions and the impact of currency fluctuations, net sales were up 6 percent over last year.

Restructuring and Special Costs Effect Full Year Earnings

Net income for full year 2003 was $11.2 million, or $0.24 per share, down from last year’s net income of $13.7 million, or $0.29 per share.  The following table summarizes the earnings per share impact of the restructuring and other special costs on a comparable basis for full year 2003 and 2002:

	2003	2002
Restructuring and Product Line Rationalization Costs	$0.12	$0.02
Field Recall Costs	0.08	0.02
Margin Loss from Currency	0.10
Implementation Costs of Common Business System	0.03
Goodwill Impairment		0.01

Anderson commented, “Although the earnings as reported were down compared to last year, on a comparable basis we achieved a strong increase in operational earnings.  Excluding restructuring and field recall costs, we would have come in at the mid-point of our previously projected earnings range of $0.40 to $0.50 per share.”

Solid Cash Flow From Operations

“We continue to generate solid cash flow.  For 2003, our cash flow from operations was a strong $95.6 million, down only 3 percent from last year’s record $98.3 million,” stated Anderson.  “As anticipated, our capital expenditures were up from last year’s $42.3 million, to $60.0 million.  Over half of the increase in capital expenditures was related to the investment in common business system software and processes.”

Prior Period Adjustments

The Company will be restating its 2000, 2001, and 2002 annual financial statement results due to accounting errors identified during the closing of its West Branch, Iowa, operations.  The errors, relating to an unreconciled account and unrecognized depreciation associated with the purchase accounting write-up of fixed assets, occurred in 2000 in connection with the closing of its Racine, Wisconsin, facility and relocation of its operations to the West Branch plant.  The total impact of the restatement is $1.7 million after tax, or $0.04 per share, accumulated over the three-year period, and is not considered material to any one year.  The restatement will not have any impact on the 2003 earnings as reported.

OUTLOOK

Increasing Optimism for 2004

Anderson continued, “While we expect to see only mild economic growth in Europe, we are beginning to see real signs of strong economic growth in the Americas while growth in Asia-Pacific remains at a high level.  The increasing trend in our orders and backlog supports our optimism.  We will continue to grow our sales and win market share through our strategic efforts to win new applications and increase our product content per vehicle.  We have the capacity and are in a good position to capitalize on the emerging upturn in the markets we serve.

“Our completed 2003 restructurings will yield annual savings of over $4 million, or $0.05 per share, in 2004.  We will continue to evaluate whether to invest further resources into restructuring during 2004 which would lead to improved earnings performance in future years,” concluded Anderson.

2004 Expectations for the Full Year Are:

•                  Sales up 5 to 7 percent

•                  Earnings per share of $0.55 to $0.70

•                  Capital Expenditures less than 6 percent of sales

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components, for use primarily in applications of mobile equipment. Sauer-Danfoss, with more than 7,000 employees worldwide and revenue of more than $1 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.  The Company’s executive offices are located near Chicago in Lincolnshire, Illinois.  More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors, including the fact that the economy generally, and the agriculture, construction, road building, turf care and specialty vehicle markets specifically, continue to be in a state of uncertainty making it difficult to determine if past experience is a good guide to the future.  A continuing downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations.  Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its OEM customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; business relationships with major customers and suppliers; the continued operation and viability of the Company’s major customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; cost-reduction and productivity efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; claims, including, without limitation, warranty claims, product liability claims, charges or dispute resolutions; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials and product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; energy prices; governmental laws and regulations affecting domestic and foreign operation, including tax obligations; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability, including U. S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that these lists of cautionary statements and risk factors may not be exhaustive.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances.

For further information please contact:

Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone: (515) 239-6364
Vice President and	2800 East 13th Street	Fax: (515) 239-6443
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone: +49-4321-871-190
Director of Finance - Europe	Krokamp 35	Fax: +49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	13 Weeks Ended		Year Ended
(Dollars in thousands except per share data)	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Net sales	262,517	221,223	1,126,774	952,308
Cost of sales	211,086	176,620	874,410	733,316
Gross profit	51,431	44,603	252,364	218,992
Selling	22,377	18,314	80,681	68,054
Research and development	11,421	9,248	43,456	37,806
Administrative	20,388	12,274	75,977	60,592
Total operating expenses	54,186	39,836	200,114	166,452
Loss on disposal of property, plant and equipment	(3,014)	(342)	(5,328)	(381)
Income (loss) from operations	(5,769)	4,425	46,922	52,159
Nonoperating income (expenses):
Interest expense, net	(4,846)	(4,172)	(17,400)	(17,219)
Minority interest and earnings of affiliates, net	(3,507)	(2,493)	(15,405)	(11,099)
Other, net	(1,775)	(820)	(3,358)	(2,224)
Income (loss) before income taxes	(15,897)	(3,060)	10,759	21,617
Income taxes	7,933	1,336	474	(7,217)
Net income (loss) before cumulative effect of change in accounting principle	(7,964)	(1,724)	11,233	14,400
Cumulative effect of change in accounting principle (1)	—	—	—	(695)
Net income (loss)	(7,964)	(1,724)	11,233	13,705
Net income (loss) per share:
Basic and diluted net income (loss) per common share, before cumulative effect of change in accounting principle	(0.17)	(0.04)	0.24	0.30
Cumulative effect of change in accounting principle	—	—	—	(0.01)
Basic and diluted net income (loss) per common share	(0.17)	(0.04)	0.24	0.29
Basic weighted average shares outstanding	47,405	47,395	47,401	47,395
Diluted weighted average shares outstanding	47,405	47,395	47,546	47,404
Cash dividends per common share	0.07	0.07	0.28	0.28

(1) In 2002, the Company adopted SFAS No. 142 and completed an analysis of goodwill that resulted in recognition of an impairment of $695 related to a reporting unit within the Work Function segment.

BUSINESS SEGMENT INFORMATION

	13 Weeks Ended		Year Ended
(Dollars in thousands)	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Net sales
Propel	113,412	97,548	505,012	440,221
Work Function	82,541	69,204	345,536	294,952
Controls	66,564	54,471	276,226	217,135
Total	262,517	221,223	1,126,774	952,308
Segment Income (Loss)
Propel	8,468	7,444	50,101	47,269
Work Function	(6,197)	1,367	9,287	19,741
Controls	(774)	217	13,659	5,804
Global Services and Other Expenses, net	(9,041)	(5,423)	(29,483)	(22,879)
Total (1)	(7,544)	(3,605)	43,564	49,935

(1) Segment income is defined as income from operations less other, net included in nonoperating income (expense).

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
(Dollars in thousands)	December 31, 2003	December 31, 2002
Cash flows from operating activities:
Net income	11,233	13,705
Depreciation and amortization	80,377	72,593
Minority interest in income of consolidated companies and earnings in affiliates, net	15,405	11,099
Net change in receivables, inventories, and payables	(7,037)	6,374
Other, net	(4,420)	(5,488)
Net cash provided by operating activities	95,558	98,283
Cash flows from investing activities:
Purchases of property, plant and equipment	(59,991)	(42,278)
Payments for acquisitions, net of cash acquired	(7,202)	(25,084)
Proceeds from sales of property, plant and equipment	2,204	1,090
Net cash used in investing activities	(64,989)	(66,272)
Cash flows from financing activities:
Net repayments on notes payable and bank overdrafts	(18,945)	(6,025)
Net borrowings (repayments) of long-term debt	18,883	(5,490)
Payments for debt financing costs	(1,824)	—
Cash dividends	(13,280)	(13,277)
Distribution to minority interest partners	(13,667)	(9,625)
Net cash used in financing activities	(28,833)	34,417
Effect of exchange rate changes	953	479
Net increase (decrease) in cash and cash equivalents	2,689	(1,927)
Cash and cash equivalents at beginning of year	12,397	14,324
Cash and cash equivalents at end of year	15,086	12,397

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except employee data)	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	15,086	12,397
Accounts receivable, net	186,293	153,643
Inventories	198,870	164,686
Other current assets	23,101	23,057
Total current assets	423,350	353,783
Property, plant and equipment, net	462,777	441,982
Other assets	214,829	174,163
Total assets	1,100,956	969,928

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	44,477	56,010
Long-term debt due within one year	197,794	27,085
Accounts payable	93,793	70,945
Other accrued liabilities	81,962	61,260
Total current liabilities	418,026	215,300
Long-term debt	113,180	235,198
Long-term pension liability	41,937	42,747
Deferred income taxes	55,328	44,778
Other liabilities	43,164	37,456
Minority interest in net assets of consolidated companies	32,353	27,118
Stockholders’ equity	396,968	367,331
Total liabilities and stockholders’ equity	1,100,956	969,928

Number of employees at end of year	7,200	7,207